EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES RECORD FINANCIAL RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2016

•	For Fiscal Year 2016

◦	Record Non-GAAP net sales of $2.214 billion.

◦	Record GAAP net sales of $2.173 billion.

◦	On a non-GAAP basis: gross margins of 58.1%; operating income of $685.4 million; net income of $583.3 million and record EPS of $2.68 per diluted share.

◦	On a GAAP basis: gross margins of 55.5%; operating income of $352.3 million; net income of $324.1 million; and EPS of $1.49 per diluted share. There was no First Call published estimate for GAAP EPS.

•	For the quarter ended March 31, 2016

◦	Record Non-GAAP net sales of $568.4 million.

◦	GAAP net sales of $557.6 million.

◦
On a non-GAAP basis: gross margins of 58.4%; record operating income of $178.4 million; record net income of $153.0 million and record EPS of 70 cents per diluted share. The midpoint of our original guidance provided on February 3, 2016 was EPS of 67 cents.

◦	On a GAAP basis: gross margins of 54.3%; operating income of $79.9 million; net income of $67.4 million; and EPS of 31 cents per diluted share. There was no First Call published estimate for GAAP EPS.

•	Record quarterly dividend declared of 35.95 cents per share.

•	Completed acquisition of Atmel Corporation on April 4, 2016.

CHANDLER, Arizona - May 4, 2016 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, mixed signal, analog and Flash-IP solutions, today reported results for the three months and year ended March 31, 2016 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

(in millions, except earnings per diluted share and percentages)	Three Months Ended March 31, 2016				Year Ended March 31, 2016
	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net Sales	$557.6		$568.4		$2,173.3		$2,213.8
Gross Margin	$302.8	54.3%	$331.9	58.4%	$1,205.5	55.5%	$1,286.8	58.1%
Operating Income	$79.9	14.3%	$178.4	31.4%	$352.3	16.2%	$685.4	31.0%
Other Expense	$(22.3)		$(6.4)		$(71.1)		$(29.7)
Income Tax (Benefit) Provision	$(9.7)		$19.0		$(42.6)		$72.2
Net Income	$67.4	12.1%	$153.0	26.9%	$324.1	14.9%	$583.3	26.3%
Earnings per Diluted Share	31 Cents		70 Cents		$1.49		$2.68
1    See the "Use of Non-GAAP Financial Measures" section of this release.

GAAP net sales for the fourth quarter of fiscal 2016 were $557.6 million, up 2.7% from GAAP net sales of $543.2 million in the prior year's fourth fiscal quarter. GAAP net income for the fourth quarter of fiscal 2016 was $67.4 million, or 31 cents per diluted share, down 32.2% from GAAP net income of $99.4 million, or 45 cents per diluted share, in the prior year's fourth fiscal quarter.

Non-GAAP net sales for the fourth quarter of fiscal 2016 were $568.4 million, up 3.9% from non-GAAP net sales of $547.2 million in the prior year's fourth fiscal quarter. Non-GAAP net income for the fourth quarter of fiscal 2016 was $153.0 million, or 70 cents per diluted share, up 2.8% from non-GAAP net income of $148.8 million, or 68 cents per diluted share, in the prior year's fourth fiscal quarter. For the fourth quarters of fiscal 2016 and fiscal 2015, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), preclusion of revenue recognition under GAAP for inventory in the distribution channel on the acquisition dates of our acquisitions, revenue recognition changes related to Micrel and ISSC distributors, a loss on the retirement of convertible debentures, non-cash interest expense on our convertible debentures, gains on equity securities, the related income tax implications of these items and non-recurring tax events. A reconciliation of our non-GAAP and GAAP results is included in this press release.

GAAP net sales for the fiscal year ended March 31, 2016 were $2.173 billion, an increase of 1.2% from net sales of $2.147 billion in the prior fiscal year. On a GAAP basis, consolidated net income for the fiscal year ended March 31, 2016 was $324.1 million, or $1.49 per diluted share, a decrease of 12.2% from net income of $369.0 million, or $1.65 per diluted share in the prior fiscal year.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

Non-GAAP net sales for the fiscal year ended March 31, 2016 were $2.214 billion, an increase of 2.5% from net sales of $2.161 billion in the prior fiscal year. On a non-GAAP basis, net income for the fiscal year ended March 31, 2016 was $583.3 million, or $2.68 per diluted share, a decrease of 1.8% from net income of $593.9 million, or $2.66 per diluted share, in the prior fiscal year.

Microchip announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 35.95 cents per share. The quarterly dividend is payable on June 6, 2016 to stockholders of record on May 23, 2016.

On April 4, 2016, Microchip completed its acquisition of Atmel Corporation for $8.15 per share consisting of $7.00 in cash and $1.15 in shares of Microchip common stock. The acquisition price represented a total equity value of about $3.47 billion, and a total enterprise value of about $3.43 billion, after excluding Atmel's cash and investments net of debt on its balance sheet of approximately $39.3 million at the closing date.

"Our March quarter financial results were very strong amidst a weak semiconductor industry backdrop," said Steve Sanghi, Chairman and CEO. "We achieved the high end of our net sales guidance provided on April 4, 2016, establishing a new record in the process, and we exceeded the high end of our guidance for non-GAAP gross margin percentage, operating profit percentage and non-GAAP diluted earnings per share."

Mr. Sanghi added, "Our non-GAAP earnings per share was sequentially up 11% from the December 2015 quarter due to improving sales, gross margin and operating expense leverage, which we believe clearly demonstrates that there is still operating leverage in our premium business model."

"Our microcontroller revenue was up 5.5% sequentially in the March 2016 quarter compared to the December 2015 quarter as we experienced a broad-based recovery in our business," said Ganesh Moorthy, President and Chief Operating Officer. "All three of our microcontroller product lines, 8-bit, 16-bit and 32-bit, had revenue that was sequentially up, with our 16-bit and 32-bit product lines being up in double digit percentages. Microcontrollers represented 59.9% of Microchip’s overall revenue in the March 2016 quarter."

Mr. Moorthy added, "Our analog business was about flat in the March 2016 quarter compared to the December 2015 quarter, and was up 34.6% compared to the year-ago quarter. In fiscal year 2016, our analog business was up 26.3% compared to fiscal year 2015. The strong growth and increase in market-share in fiscal year 2016 was the result of our organic growth efforts as well as our Micrel acquisition. Our analog business represented 30.2% of Microchip’s overall revenue in the March 2016 quarter."

Eric Bjornholt, Microchip's Chief Financial Officer, said, "The cash generation in the March quarter, excluding our acquisition activities, our dividend payment, and changes in borrowing levels under our revolving line of credit was

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

a record $196.3 million, significantly above our guidance. At March 31, 2016, the consolidated cash and total investment position on our balance sheet was $2.565 billion."

Mr. Sanghi added, "We entered the June quarter with a stronger backlog than we had going into the March quarter and the bookings and turns for the quarter so far have been strong. In the June quarter our business is typically stronger in Asia with the Chinese New year behind us, but slower in Europe compared to the March quarter. Based on our analysis of economic and semiconductor industry conditions, as well as our own business indicators, we are guiding the June quarter net sales without Atmel to be up between 1% and 5% sequentially or between $574.1 million and $596.9 million. There are two items that investors need to be mindful of as we look at guidance for Atmel’s net sales for the June quarter. First, while Atmel reported its net sales based on sell-in revenue recognition to distributors in Asia, Microchip will report Atmel’s non-GAAP sales based on a sell-through revenue recognition worldwide. Secondly, Microchip will report the Mobile Touch portion of Atmel's business as an asset held for sale and will report this business unit's profit or loss below the net operating profit of Microchip for GAAP reporting purposes. The Mobile Touch portion of Atmel's business will be excluded from Microchip's non-GAAP results. Based on these factors, we expect Atmel to add approximately $225 million to $245 million in net sales from continuing operations in the June quarter. Therefore, we expect our consolidated non-GAAP revenue to be between $799.1 million and $841.9 million in the June quarter."

Mr. Sanghi concluded, "We expect Microchip's business without Atmel to contribute 70 cents to 74 cents to non-GAAP earnings per share for the June quarter, and we expect Atmel to contribute zero to five cents to our earnings on a non-GAAP basis. Therefore, we expect our consolidated non-GAAP earnings per share to be between 70 cents to 79 cents per share in the June quarter. We remain confident we can achieve 25 cents of accretion to non-GAAP diluted earnings per share from Atmel in fiscal 2017."

Microchip's Highlights for the Quarter Ended March 31, 2016:

•
Microchip launched MPLAB® Xpress, a free cloud-based development platform that is now the fastest way to get started with PIC® MCUs. MPLAB Xpress allows users to get started in Microchip's ecosystem quickly and easily with no downloads or sign-in required. With this introduction, Microchip also launched the MPLAB Xpress Evaluation board.

•
Expanding on Microchip's touch and gesture solutions, Microchip announced the industry's first development kit for integrated 2D Projected Capacitive Touch (PCAP) and 3D gestures on displays. Microchip's DV102014 device provides designers with access to Microchip's patented GestIC® technology to easily integrate 2D multi-touch and 3D hand gesture recognition into their displays.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

•
Microchip announced a new subscription option for its award-winning MPLAB XC PRO Compilers. This low-cost, no contract, renewable monthly subscription is now available for Microchip's compilers for $29.95 per month.

•
Continuing to be a leader in LoRa® technology, Microchip launched its latest LoRa module designed for the North American Low-Power Wide-Area Networks (LPWA). The RN2903 wireless modem is FCC certified for use in the 915 MHz band.

•
Designed for the rapidly growing LED lighting industry, Microchip now offers two Digitally Enhanced Power Analog (DEPA) controllers that are designed to enable intelligent, configurable, and accurate LED lighting. The MCP19116 and MCP19117 products allow users to carefully control LED light output levels without sacrificing color or light quality.

•
Microchip now offers the lowest profile 5A power module for telecom, industrial, and SSD applications. The MIC45404 product is an integrated switching power module designed specifically for height-constrained applications.

•	Microchip continued to prove that MOST® technology is still a leading standard for automotive infotainment, announcing several new design wins for the technology.

•
Expanding its computing parts offering, Microchip announced a feature-rich and flexible family of I/O controllers customized for industrial and embedded computing designers. The SCH322X family is a next-generation product family that features smaller packages and long product lifecycles to allow for more cost-effective applications.

•
Measurement of lower-temperature, outdoor and industrial applications will now be more accurate with Microchip's MCP990X multi-channel temperature sensor family. This family of System Management Bus (SMBus) temp sensor ICs can be used for monitoring of up to four channels in cold, outdoor, and industrial low-temperature applications ranging from freezers to base stations to remote radio units.

•	Microchip announced four additions to its line of Wi-Fi® solutions that will provide a complete solution for the 802.11b/g/n Wi-Fi 2.4 GHz Band.

•
Microchip introduced the industry's first Serial Quad I/O™ Flash memory product with extended voltage and larger temperature range. These automotive-grade NOR Flash products (the SST26VF SQI product family) are available in densities of 16- , 32- and 64- megabits and operates at automotive grade 2 and 3.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

•	Microchip's MCP9600 Thermocouple-Conditioning Integrated Circuit was named a finalist for the Golden Mousetrap Awards in the category of "Electronic and Test - Analog/Power Management/Control."

•	Microchip's MCP9600 product was recognized by Frost & Sullivan and given a new product innovation award.

First Quarter Fiscal Year 2017 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Due to our recent acquisition of Atmel and the related purchase accounting and revenue differences related to revenue recognition in our distribution channel, we are not able to provide GAAP guidance at this time. We are able to provide the following non-GAAP guidance:

Microchip Consolidated Guidance - Non-GAAP[1]
Net Sales	$799.1 million to $841.9 million
Gross Margin[2]	54.8% to 55.2%
Operating Expenses	29.1% to 29.8%
Operating Income	25.0% to 26.1%
Other Expense	$22.8 million
Income Tax Expense	8% to 9%
Net Income	$160.7 million to $181.2 million
Diluted Common Shares Outstanding[3]	230.3 million shares
Earnings per Diluted Share[3]	70 cents to 79 cents
1    See the "Use of Non-GAAP Financial Measures" section of this release.
2    See Footnote 2 under the "Use of Non-GAAP Financial Measures" section of this release.
3    Earnings per share has been calculated based on the diluted shares outstanding of Microchip on a consolidated basis.

•
Microchip's inventory days, excluding Atmel, at June 30, 2016 are expected to be about flat at the midpoint of our guidance. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels. Microchip needs to complete its purchase accounting analysis for Atmel before it can provide inventory guidance that includes Atmel.

•
Capital expenditures, including Atmel, for the quarter ending June 30, 2016 are expected to be approximately $35 million. Capital expenditures for all of fiscal year 2017 are expected to be approximately $140 million. We are continuing to invest in the equipment needed to support the growth of our production capabilities for fast growing new products and technologies.

•	We expect net cash generation during the June quarter of $140 million to $160 million prior to the dividend payment, changes in borrowing levels, and our acquisition-related activities.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

[1]
Use of Non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), preclusion of revenue recognition under GAAP for inventory in the distribution channel on the acquisition dates of our acquisitions, revenue recognition changes related to Micrel and ISSC distributors, a loss on the retirement of convertible debentures, non-cash interest expense on our convertible debentures, gains on equity securities, the related income tax implications of these items and non-recurring tax events. Our non-GAAP net sales outlook for the June 2016 quarter reflects accounting for revenue for both Atmel and Micrel distributors on a sell-through basis. Net sales from Atmel's sell-through distributors that the distributors owned as of the acquisition date is not recognized for GAAP purposes. We believe that our disclosure of non-GAAP net sales provides investors with useful information regarding the actual end market demand for our products.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses or non-recurring expenses related to such transactions. Accordingly, management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP net sales, non-GAAP gross profit, non-GAAP gross profit percentage, non-GAAP operating expenses in dollars and as a percentage of sales including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP other expense, net, non-GAAP income tax provision (benefit)/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted above, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of our business. Specifically, we do not consider such items when developing and monitoring our budgets and spending. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

[2]
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, mixed-signal products, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

[3]
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading "Supplemental Financial Information"), repurchases or issuances of shares of our common stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the June 2016 quarter of $49 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands except per share amounts) (Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales	$557,647	$543,207	$2,173,334	$2,147,036
Cost of sales	254,868	229,575	967,870	917,472
Gross profit	302,779	313,632	1,205,464	1,229,564

Research and development	95,638	87,662	372,596	349,543
Selling, general and administrative	78,293	67,778	301,670	274,815
Amortization of acquired intangible assets	48,132	47,087	174,896	176,746
Special charges, net	770	758	3,957	2,840
Operating expenses	222,833	203,285	853,119	803,944

Operating income	79,946	110,347	352,345	425,620
Losses on equity method investments	(56)	(188)	(345)	(317)
Other expense, net	(22,277)	(48,138)	(70,707)	(79,396)

Income before income taxes	57,613	62,021	281,293	345,907
Income tax benefit	(9,742)	(36,559)	(42,632)	(19,418)
Net income	67,355	98,580	323,925	365,325
Less: Net loss attributable to noncontrolling interests	—	822	207	3,684
Net income attributable to Microchip Technology	$67,355	$99,402	$324,132	$369,009

Basic net income per common share attributable to Microchip Technology stockholders	$0.33	$0.49	$1.59	$1.84
Diluted net income per common share attributable to Microchip Technology stockholders	$0.31	$0.45	$1.49	$1.65

Basic common shares outstanding	203,736	201,730	203,384	200,937
Diluted common shares outstanding	217,711	220,947	217,388	223,561

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	March 31,	March 31,
	2016	2015
	(Unaudited)
Cash and short-term investments	$2,446,035	$1,958,869
Accounts receivable, net	290,183	273,937
Inventories	306,815	279,456
Deferred tax assets	—	71,045
Assets held for sale	—	13,989
Other current assets	53,680	67,321
Total current assets	3,096,713	2,664,617

Property, plant & equipment, net	609,396	581,572
Long-term investments	118,549	383,326
Other assets	1,742,857	1,151,198
Total assets	$5,567,515	$4,780,713

LIABILITIES AND EQUITY

Accounts payable and other accrued liabilities	$198,577	$187,844
Deferred income on shipments to distributors	183,432	166,128
Total current liabilities	382,009	353,972

Long-term line of credit	1,052,000	461,952
Senior convertible debentures	1,234,733	1,174,036
Junior convertible debentures	196,304	190,870
Long-term income tax payable	111,061	114,336
Long-term deferred tax liability	399,218	381,192
Other long-term liabilities	41,271	43,329

Microchip Technology stockholders' equity	2,150,919	2,044,654
Noncontrolling interests	—	16,372
Total equity	2,150,919	2,061,026
Total liabilities and equity	$5,567,515	$4,780,713

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands except per share amounts and percentages)
(Unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Net sales, as reported	$557,647	$543,207	$2,173,334	$2,147,036
Distributor revenue recognition adjustment	10,791	3,983	40,501	13,570
Non-GAAP net sales	$568,438	$547,190	$2,213,835	$2,160,606

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Gross profit, as reported	$302,779	$313,632	$1,205,464	$1,229,564
Distributor revenue recognition adjustment, net of product cost	5,395	1,792	23,794	6,357
Share-based compensation expense	1,927	2,025	8,252	9,010
Manufacturing excursion	3,624	—	3,624	—
Acquisition-related restructuring and acquired inventory valuation costs	18,197	1,511	45,646	26,203
Non-GAAP gross profit	$331,922	$318,960	$1,286,780	$1,271,134
Non-GAAP gross profit percentage	58.4%	58.3%	58.1%	58.8%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Research and development expenses, as reported	$95,638	$87,662	$372,596	$349,543
Share-based compensation expense	(8,399)	(7,519)	(32,022)	(28,164)
Non-GAAP research and development expenses	$87,239	$80,143	$340,574	$321,379
Non-GAAP research and development expenses as a percentage of net sales	15.3%	14.6%	15.4%	14.9%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Selling, general and administrative expenses, as reported	$78,293	$67,778	$301,670	$274,815
Share-based compensation expense	(6,991)	(5,639)	(31,146)	(21,422)
Acquisition-related costs	(5,040)	(741)	(9,738)	(4,001)
Non-GAAP selling, general and administrative expenses	$66,262	$61,398	$260,786	$249,392
Non-GAAP selling, general and administrative expenses as a percentage of net sales	11.7%	11.2%	11.8%	11.5%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Operating expenses, as reported	$222,833	$203,285	$853,119	$803,944
Share-based compensation expense	(15,390)	(13,158)	(63,168)	(49,586)
Acquisition-related costs	(5,040)	(741)	(9,738)	(4,001)
Amortization of acquired intangible assets	(48,132)	(47,087)	(174,896)	(176,746)
Special charges, net	(770)	(758)	(3,957)	(2,840)
Non-GAAP operating expenses	$153,501	$141,541	$601,360	$570,771
Non-GAAP operating expenses as a percentage of net sales	27.0%	25.9%	27.2%	26.4%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Operating income, as reported	$79,946	$110,347	$352,345	$425,620
Distributor revenue recognition adjustment	5,395	1,792	23,794	6,357
Share-based compensation expense	17,317	15,183	71,420	58,596
Manufacturing excursion	3,624	—	3,624	—
Acquisition-related restructuring, acquired inventory valuation and other costs	23,237	2,252	55,384	30,204
Amortization of acquired intangible assets	48,132	47,087	174,896	176,746
Special charges, net	770	758	3,957	2,840
Non-GAAP operating income	$178,421	$177,419	$685,420	$700,363
Non-GAAP operating income as a percentage of net sales	31.4%	32.4%	31.0%	32.4%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Other expense, net, as reported	$(22,277)	$(48,138)	$(70,707)	$(79,396)
Loss on retirement of convertible debentures	—	50,631	—	50,631
Gain on equity securities and equity method investment	—	(18,469)	(16,147)	(18,469)
Non-cash other expense, net	15,920	6,854	53,005	14,165
Impairment on available-for-sale investment	—	—	3,995	—
Other expenses on acquisition restructuring	—	—	501	—
Non-GAAP other expense, net	$(6,357)	$(9,122)	$(29,353)	$(33,069)
Non-GAAP other expense, net, as a percentage of net sales	(1.1)%	(1.7)%	(1.3)%	(1.5)%

RECONCILIATION OF GAAP INCOME TAX BENEFIT TO NON-GAAP INCOME TAX PROVISION

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Income tax benefit, as reported	$(9,742)	$(36,559)	$(42,632)	$(19,418)
Income tax rate, as reported	(16.9)%	(58.9)%	(15.2)%	(5.6)%
Distributor revenue recognition adjustment	1,911	251	8,721	1,074
Share-based compensation expense	5,446	3,755	23,012	10,640
Manufacturing excursion	1,324	—	1,324	—
Acquisition-related restructuring, acquired inventory valuation costs, intangible asset amortization and other costs	2,018	3,365	34,799	18,061
Special charges, net	31	239	1,445	962
Loss on retirement of convertible debentures	—	18,809	—	18,809
Non-cash other expense, net	5,692	2,546	19,426	5,262
Gain on equity securities and equity method investment	—	—	(31)	—
Impairment on available-for-sale investment	—	—	1,472	—
Non-recurring tax events	12,300	26,735	24,706	36,718
Non-GAAP income tax provision	$18,980	$19,141	$72,242	$72,108
Non-GAAP income tax rate	11.0%	11.4%	11.0%	10.8%

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RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO MICROCHIP TECHNOLOGY AND GAAP DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO MICROCHIP TECHNOLOGY STOCKHOLDERS TO NON-GAAP NET INCOME ATTRIBUTABLE TO MICROCHIP TECHNOLOGY AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO MICROCHIP TECHNOLOGY STOCKHOLDERS

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income attributable to Microchip Technology, as reported	$67,355	$99,402	$324,132	$369,009
Noncontrolling interests	—	(995)	(375)	(4,618)
Distributor revenue recognition adjustment, net of tax effect	3,484	1,541	15,073	5,283
Share-based compensation expense, net of tax effect	11,871	11,428	48,408	47,956
Manufacturing excursion, net of tax effect	2,300	—	2,300	—
Acquisition-related restructuring, acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	69,351	45,974	195,982	188,889
Special charges, net of tax effect	739	519	2,512	1,878
Loss on retirement of convertible debentures, net of tax effect	—	31,822	—	31,822
Non-cash other expense, net of tax effect	10,228	4,308	33,579	8,903
Gain on equity securities and equity method investment, net of tax effect	—	(18,469)	(16,116)	(18,469)
Impairment on available-for-sale investment, net of tax effect	—	—	2,523	—
Non-recurring tax events	(12,300)	(26,735)	(24,706)	(36,718)
Non-GAAP net income attributable to Microchip Technology	$153,028	$148,795	$583,312	$593,935
Non-GAAP net income attributable to Microchip Technology as a percentage of net sales	26.9%	27.2%	26.3%	27.5%

Diluted net income per common share attributable to Microchip Technology stockholders, as reported	$0.31	$0.45	$1.49	$1.65
Non-GAAP diluted net income per common share attributable to Microchip Technology stockholders	$0.70	$0.68	$2.68	$2.66
Diluted common shares outstanding, as reported	217,711	220,947	217,388	223,561
Diluted common shares outstanding Non-GAAP	217,711	220,420	217,260	223,017

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

Microchip will host a conference call today, May 4, 2016 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 11, 2016.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) May 4, 2016 and will remain available until 8:00 p.m. (Eastern Time) on May 11, 2016. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6897949.

Cautionary Statement:

The statements in this release relating to the operating leverage in our premium business model, bookings and turns for the quarter being strong, the June quarter being typically stronger in Asia but slower in Europe, guiding the June quarter net sales without Atmel to be up between 1% and 5% sequentially or between $574.1 million and $596.9 million, expecting Atmel to add approximately $225 million to $245 million in net sales from continuing operations in the June quarter, expecting our consolidated non-GAAP revenue to be between $799.1 million to $841.9 million in the June quarter, expecting Microchip's business without Atmel to contribute 70 cents to 74 cents to non-GAAP earnings per share for the June quarter, expecting Atmel to contribute zero to five cents to our earnings per share on a non-GAAP basis, expecting our consolidated non-GAAP earnings per share to be between 70 cents to 79 cents per share in the June quarter, remaining confident that we can achieve 25 cents of accretion to non-GAAP diluted earnings per share from Atmel in fiscal 2017, the mobile touch business of Atmel being an asset held for sale, continuing to be a leader in LoRa® technology, that our MOST technology is a leading standard for automotive infotainment, our first quarter fiscal 2017 guidance including net sales, gross margin, operating expenses, operating income, other expense, income tax expense, net income, diluted common shares outstanding, earnings per diluted share, inventory days, capital expenditures for the June 2016 quarter and for all of fiscal 2017, continuing to invest to support the growth of our production capabilities for fast growing new products and technologies, net cash generation, and assumed average stock price in the June 2016 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products (including Atmel products) and the products of our customers; foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order

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Microchip Technology Reports
Fourth Quarter and Fiscal Year 2016
Financial Results

patterns and seasonality; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our Atmel acquisition; our ability to continue to realize the expected benefits of our other acquisitions; the impact of any other significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers, the Atmel transaction or other issues; our actual average stock price in the March 2016 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 4, 2016 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, MOST, MPLAB, GestIC and PIC are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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